Exhibit 99.1 源泰律师事务所 YUAN TAI LAW OFFICES
中国上海浦东新区浦东南路256号华夏银行大厦14楼 邮编：200120 电话：86-21-51150298 传真：86-21-51150398	14/F,Huaxia Bank Plaza,256 South Pudong Road Pu Dong New Area Shanghai 200120, P.R.China Tel: 86-21-51150298 Fax: 86-21-51150398

October 5, 2022

Legal Opinion

To: RETO ECO-SOLUTIONS, INC. (“Company”)

Re: Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion (the “Opinion”), excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and as such, are qualified to issue this Opinion with respect to all PRC laws and regulations (“PRC Laws”).

We have acted as PRC legal counsel to ReTo Eco-Solutions, Inc. (the “Company”), a British Virgin Islands business company (registered in the BVI with company number 1885527), to provide this Opinion in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 26, 2022. The Registration Statement relates to the offerings by the Company of common shares, par value US$0.001 per share, debt securities, warrants, rights or units or its equivalent in any other currency, currency units, or composite currency or currencies in one or more issuances (collectively, the “Securities”), as set out in the Registration Statement.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Registration Statement.

In rendering this Opinion, we have reviewed the Registration Statement. In addition, we have examined the originals or copies certified or otherwise identified to our satisfaction of the documents as we have considered necessary or advisable for the purpose of rendering this Opinion (the “Documents”). Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC entities (the “Governmental Agencies”), the Company and appropriate representatives of the Company. In delivering this Opinion, we have made the following assumptions:

(a)	that the Documents submitted to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action except as otherwise indicated in such Documents;

(b)	that the Documents submitted to us as originals are authentic and as copies conform to their respective originals and that the signatures, seals and chops on the Documents submitted to us are genuine;

(c)	that the Documents have been validly authorized, executed or delivered by all of the entities thereto and such entities to the Documents have full power and authority, to enter into, and have duly executed and delivered such documents; and

(d)	that all required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Documents submitted to us, the Registration Statement has been obtained or made, and are in full force and effect as of the date hereof.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each document we have reviewed. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to this Opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this Opinion, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (A) tax structuring or other tax matters; (B) financial, appraisal or accounting matters; and (C) review of technical or environmental issues.

This Opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect. The PRC Laws involve uncertainties in their interpretation and implementation, which are subject to the discretion of the Governmental Agencies or the PRC courts.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Based on our understanding of the current PRC Laws, the ownership structure of Beijing REIT Technology Development Co., Ltd., REIT Technology Development Co., Ltd., REIT Ecological Technology Co., Ltd. and other PRC operating entities, directly or indirectly held by the Company through REIT Holdings (China) Limited. does not and will not contravene applicable PRC Laws currently in effect.

2.	Based on our understanding of the current PRC Laws, as of the date of this Opinion, a prior approval from China Securities Regulatory Commission (the “CSRC”) is not required for the offerings of the Securities. However, uncertainties still exist as our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form.

3.	The statements set forth in the Registration Statement that describe or summarize PRC legal or regulatory matters are true and accurate in all material aspects, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission which will cause such statements misleading in any material respects, including:

(a)	as of the date of this Opinion, since the Company has not implemented any monopolistic behavior and its business does not involve large-scale collection of user data, implicate cybersecurity, or involve any other type of restricted industry, no relevant laws or regulations in the PRC explicitly require the Company to seek approval from the CSRC or any other PRC governmental authorities for the Company’s overseas listing or securities offering plans, nor has the Company or any of its PRC subsidiaries received any inquiry, notice, warning or sanctions regarding the Company’s offering of securities from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain what potential impact such modified or new laws and regulations will have on the Company’s daily business operations, or ability to accept foreign investments and list on a U.S. or other foreign exchange. The Standing Committee of the National People’s Congress or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require the Company or any of its PRC subsidiaries to obtain regulatory approval from Chinese authorities before offering securities in the U.S.;

(b)	the Provisions on Private Lending Cases does not prohibit using cash generated from the Company’s subsidiary to fund another subsidiary’s operations, based on the confirmation by the Company, that these PRC subsidiaries have not been actually engaged in following activities: (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is in violation of public orders or good morals; or (vi) the lending is in violation of mandatory provisions of laws or administrative regulations;

(c)	As far as per our knowledge, none of the Company’s PRC subsidiaries’ currently engaged business is stipulated on the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”) promulgated by the Ministry of Commerce and the National Development and Reform Commission of the People’s Republic of China which entered into force on January 1, 2022. Therefore, the Company’s PRC subsidiaries are able to conduct their business without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC. Although certain of the business scope of the Company’s PRC subsidiaries are listed on the 2021 Negative List, such as value-added telecommunication business, which the ratio of investment by foreign investors in a foreign-invested telecommunication enterprise that engages in the operation of a value-added telecommunication business (except e-commerce, domestic multi-party communication, storage and forwarding class and call center) shall not exceed 50%. Based on the confirmation by the Company, that these PRC subsidiaries have not been actually engaged in such business activities;

(d)	Considering: (i) the Company’s PRC subsidiaries do not hold personal information on more than one million users in the Company’s business operations; and (ii) data processed in the Company’s business does not have a bearing on national security and thus may not be classified as core or important data by the authorities, the Company is not required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021 version). However, the PRC governmental authorities may have wide discretion in the interpretation and enforcement of these laws, including the interpretation of the scope of “critical information infrastructure operators”;

(e)	as of the date of this Opinion, the Draft Rules Regarding Overseas Listings have not been promulgated, and the Company has not been required to complete the record-filings procedure to the government of China for any offering pursuant to the Registration Statement. While the final version of the Draft Rules Regarding Overseas Listings are expected to be adopted in 2022, we believe that none of the situation which would clearly prohibit overseas offering and listing would apply to the Company;

(f)	the Company’s PRC subsidiaries are not operating in an industry that prohibits or limits foreign investment. Although certain of the business scope of the Company’s PRC subsidiaries are listed on the 2021 Negative List, such as value-added telecommunication business, which the ratio of investment by foreign investors in a foreign-invested telecommunication enterprise that engages in the operation of a value-added telecommunication business (except e-commerce, domestic multi-party communication, storage and forwarding class and call center) shall not exceed 50%. Based on the confirmation by the Company, that these PRC subsidiaries have not been actually engaged in such business activities. As a result, other than those requisite for a domestic company in China to engage in the businesses similar to those of the Company’s PRC subsidiaries, the Company’s PRC subsidiaries are not required to obtain any permission from Chinese authorities, including the CSRC, the Cyberspace Administration of China, or any other governmental agency that is required to approve the Company’s PRC subsidiaries’ current operations; and

(g)	there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of United States courts obtained against the Company or its officers or directors predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against the Company or its officers or directors predicated upon the securities laws of the United States or any state in the United States.

Further, the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would recognize or enforce a judgment rendered by a court in the United States or in the British Virgin Islands.

The foregoing opinion is further subject to the following qualifications:

(a)	we express no opinion as to any laws other than the PRC Laws in force on the date of this Opinion;

(b)	the PRC Laws referred to herein are Laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)	this Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d)	this Opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Execution Page

This Legal Opinion Letter is issued by Yuan Tai Law Offices on October 5, 2022.

Yours faithfully

/s/ Yuan Tai Law Offices

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